EXHIBIT 99.1

February, 17, 2009

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	John C. Hansen	(805) 466-7087
President and Chief Executive Officer

	James M. Cowan	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

SANTA LUCIA BANCORP (ATASCADERO, CALIFORNIA)

(OTC Bulletin Board: SLBA.OB)

ANNOUNCES RESULTS FOR THE YEAR ENDING DECEMBER 31, 2008

Highlights for the year ending December 31, 2008:

•                  Net Earnings for the twelve month period ending December 31, 2008 was $1,139,000 which reflects a decrease of $1,864,000 or 62.1% when compared to $3,003,000 for the same period in 2007.

•                  Return on Average Assets equaled 0.46% for 2008 compared to 1.22% in 2007 and 1.42% in 2006.

•                  Return on Average Equity equaled 5.19% in 2008 compared to 14.87% in 2007 and 19.45% in 2006.

•                  Two cash dividends were paid to shareholders in 2008 for a total of $0.50 per share which represents an increase of 11.1%. This is compared to cash dividends of $0.45 and $0.40 for 2007 and 2006 respectively.  This is the nineteenth consecutive year cash dividends have been paid to our shareholders.

•                  Earnings per share (on a fully diluted basis) equaled $0.58 for 2008.  This compares to $1.51 in 2007 and $1.68 in 2006.

•                  Asset quality remained strong in 2008 with only three non-performing loans totaling $1,614,000 compared to one non performing loan totaling $2,175,000 for the same period 2007.  Non-performing loans totaled 0.85% of total gross loans as of December 31, 2008, compared to 1.29% and 0.32% as of the same period in 2007 and 2006.  The allowance for loan losses to total loans increased to $2,310,000 or 1.22% of total loans as of December 31, 2008 compared to $1,673,000 or 0.99% in 2007 and $1,654,000 or 0.96% in 2006.

•                  Total Shareholders Equity increased to $25,551,000 as of December 31, 2008 compared to $21,189,000 as of December 31, 2007, representing a 20.6% increase.  Total shareholders equity stood at $19,137,000 as of December 31, 2006.

FINANCIAL PERFORMANCE:

Santa Lucia Bancorp (the “Company”) (OTC Bulletin Board SLBA.OB) is a California Corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the “Bank), a four office bank serving San Luis Obispo, and northern Santa Barbara Counties.

The Company’s net earnings decreased $1,864,000 or 62.1% from $3,003,000, as of December 31, 2007 to $1,139,000 as of December 31, 2008.  The primary reason for the decrease in net earnings was the 87 basis point decrease in the company’s net interest margin from 5.92% in 2007 to 5.05% in 2008, driven significantly by the 400 basis point drop in the prime lending rate coupled with the $975,000 addition to the loan loss provision.  Interest income decreased $2,442,000 or 13.8% in 2008, from $17,719,000 in 2007, to $15,277,000 in 2008.  This decrease was primarily due to the decrease in the net interest margin caused by the 400 basis point drop in the prime lending rate.

Total interest bearing liability expense decreased $947,000 or 19.6% from $4,824,000 as of December 31, 2007, to $3,877,000 as of December 31, 2008.  This was due to an 83 basis point decrease in the average rate paid on interest bearing liabilities from 3.41% as of December 31, 2007 to 2.58% as of December 31, 2008.

The Company’s return on average assets declined from 1.22% in 2007 to 0.46% in 2008, which represents a 62.3% decline.  This compares to a 1.42% return on average assets in 2006.  The primary reason for the decrease in the return on average assets was the 400 basis point drop in the prime lending rate during 2008 coupled with the $975,000 addition to the loan loss provision.  At the same time we have seen the return on average equity decrease from 14.87% in 2007 to 5.19% in 2008.  This compares to 19.45% return on average equity in 2006.  Total Stockholders Equity increased $4,362,000 or 20.6% during this same period of time from $21,189,000 to $25,551,000.  The increase in the Shareholders Equity was primarily due to the Company’s participation in the United States Treasury’s Capital Purchase Program.

OPERATING EFFICIENCY:

The Company’s efficiency ratio was 78.04% in 2008, compared to 64.65% in 2007, and 60.41% in 2006.  This is the result of decreases in the Bank’s net interest income, resulting from a decrease in the net interest margin, and an increase in non-interest expense.

LOAN GROWTH AND CREDIT QUALITY

Net loans increased $20,013,000 or 12.0% to $186,632,000 as of December 31, 2008 compared to $166,619,000 as of December 31, 2007 and $169,680,000 as of December 31, 2006.  We were pleased with the 9.1% increase in commercial loans from $38,017,000 as of December 31, 2007 to $41,478,000 as of December 31, 2008.  Throughout 2008 the Bank maintained its overall underwriting standards and the Loan Portfolio remained strong with minimal delinquencies.

The Company had three non-performing loans totaling $1,614,000 as of December 31, 2008, compared to one non-performing loan totaling $2,175,000 as of December 31, 2007, and one non-performing loan totaling $550,000 as of December 31, 2006.  The first loan is for $900,000 and is secured by unimproved real estate and the overall potential for loss is felt to be minimal.  The second loan is for $581,000 and is secured by a 1st Trust Deed on a single family residence and loss potential is felt to be minimal.  The third loan is for $132,278 and is secured by equipment and the Bank feels that there is some loss potential with this credit.  The Company experienced net charge offs of $338,000 in 2008, a net recovery of $19,000 in 2007 and a net charge off of $56,000 in 2006.

DEPOSIT GROWTH

The Company’s total deposits remained relatively flat for the past year.  Total deposits stood at $212,317,000 and $212,718,000 as of December 31, 2008 and December 31, 2007 respectively, which represents a 0.2% decrease.  Deposits totaled $212,988,000 as of December 31, 2006.  The stable level of deposits is largely due to the changes in the overall economy and the effect that it is having on our customer base.  The recent trend of customers depositing excess funds into Time Certificates of Deposit or other interest bearing accounts continued throughout 2008, resulting in a change in the mix of our deposits.  Despite this trend, the Company had 35.4% of total deposits in non-interest bearing deposits as of December 31, 2008, compared to 36.25% as of December 31, 2007.  Non-interest bearing deposits at these levels continue to be well above industry averages.

NET INTEREST INCOME AND NET INTEREST MARGIN

Net Interest Income for the year ended December 31, 2008 decreased $1,495,000 or 11.6% to $11,399,000 compared to $12,894,000 and $13,450,000 for the years ended December 31, 2007 and 2006, respectively.  Total Interest Income decreased $2,442,000 in 2008 while interest expense decreased $947,000 during the same period in 2008.  The decrease in interest income was primarily due to a 137 basis point decrease in the yield on average earning assets.

The net interest margin decreased 87 basis points from 5.92% in 2007 to 5.05% in 2008.  The primary reason for this was the 400 basis point decrease in the prime lending rate.

PROVISON FOR LOAN LOSSES

The Bank increased the provision for loan loss $975,000 during the twelve month period ending December 31, 2008 compared to no provision during the same period in 2007.  The primary reason for the increase was due to the 12.0% growth in the loan portfolio coupled with additional reserves that the Company has taken for loans that have been placed on non-accrual.  The allowance for loan and lease losses as a percentage of total loans increased to 1.22% as of December 31, 2008 compared to 0.99% as of December 31, 2007.  Based on an analysis performed by the Bank and its outside loan review firm, both believe that the allowance is adequate as of December 31, 2008.

CAPITAL LEVEL AND RATIOS

Total shareholders equity stands at $25,551,000 as of December 31, 2008 compared to $21,189,000 as of December 31, 2007.  This represents a 20.6% increase in equity capital between December 31, 2007 and December 31, 2008.  The Bank maintains capital ratios above the Federal Regulatory guidelines for a “well capitalized” bank. Total capital to risk weighted assets for the Company increased to 15.92% as of December 31, 2008 compared to 14.60% as of December 31, 2007.  Tier I Capital to assets ratio increased to 11.89% as of December 31, 2008 from 10.50% as of December 31, 2007.

As part of the United States Treasury’s Capital Purchase Program, the Company entered into a Letter Agreement on December 19, 2008 with the United States Department of Treasury, where the Company agreed to issue and sell 4,000 shares of the Company’s Preferred Stock and a warrant to purchase 37,360 shares of the Company’s Common Stock for an aggregate purchase price of $4,000,000 in cash.  The Preferred Stock will qualify as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  It is the Company’s intention to repay the capital within the five year time frame.  The warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price equal to $16.06 per share of the Common Stock.

The factors that led the Company to the decision to participate in the Capital Purchase Program include the following:

1.               Replace the $2,000,000 subordinated debt that will be repaid by June of 2011.

2.               Support the Company’s future loan and deposit growth.

3.               Provide for the many unknowns in the current economic environment.

THE COMPANY AND ITS BUSINESS STRATEGY:

Santa Lucia Bancorp, headquartered in Atascadero, California is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the Bank).  Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets.  The main focus after 22 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees.  These guiding principals will continue to serve the company well in both the short term and long term.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, the current financial crisis and recession  in United States and foreign financial markets and the response of government and bank regulators thereto, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(dollars in thousands except per share data )
Summary of Operations:
Interest Income	$15,276	$17,719	$17,027	$13,546	$10,220
Interest Expense	3,877	4,824	3,577	1,984	1,343

Net Interest Income	11,399	12,895	13,450	11,562	8,877
Provision for Loan Loss	975	—	240	300	110

Net Interest Income After Provision for Loan Losses	10,424	12,895	13,210	11,262	8,767
Noninterest Income	1,111	1,071	1,010	1,052	1,191
Noninterest Expense	9,763	9,029	8,590	7,808	7,060

Income Before Income Taxes	1,772	4,937	5,630	4,506	2,898
Income Taxes	633	1,934	2,242	1,759	1,076

Net Income	$1,139	$3,003	$3,388	$2,747	$1,822

Cash Dividends Paid	$963	$871	$768	$730	$697

Per Share Data:
Net Income - Basic	$0.59	$1.55	$1.77	$1.46	$0.98
Net Income - Diluted	$0.58	$1.51	$1.68	$1.38	$0.94
Dividends	$0.50	$0.45	$0.40	$0.388	$0.375
Book Value	$11.21	$11.01	$9.93	$8.35	$7.42

Common Outstanding Shares:	1,923,053	1,924,873	1,928,097	1,899,543	1,861,764

Statement of Financial Condition Summary:
Total Assets	$251,880	$248,640	$240,738	$231,532	$211,684
Total Deposits	212,317	212,718	212,988	206,879	194,868
Total Net Loans	186,632	166,619	169,680	152,563	125,586
Allowance for Loan Losses	2,310	1,673	1,654	1,470	1,200
Total Shareholders’ Equity	25,551	21,189	19,137	15,866	13,807

Selected Ratios:
Return on Average Assets	0.46%	1.22%	1.42%	1.21%	0.91%
Return on Average Equity	5.19%	14.87%	19.45%	18.67%	13.71%
Average Loans as a Percentage of Average Deposits	83.84%	76.11%	79.74%	69.90%	62.77%
Allowance for Loan Losses to Total Loans	1.22%	0.99%	0.96%	0.95%	0.94%
Company
Tier I Capital to Average Assets	11.89%	10.50%	10.00%	—	—
Tier I Capital to Risk-Weighted Assets -	14.41%	13.20%	12.70%	—	—
Total Capital to Risk-Weighted Assets -	15.92%	14.60%	14.40%	—	—
Bank
Tier I Capital to Average Assets	11.44%	9.85%	9.11%	7.16%	6.53%
Tier I Capital to Risk-Weighted Assets -	13.65%	12.33%	11.43%	9.33%	8.80%
Total Capital to Risk-Weighted Assets -	15.17%	13.80%	13.13%	11.34%	10.85%